August 7, 1996

FEDERAL EXPRESS

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Attn:  1934 Act Filing Section

			Re: ParkerVision, Inc.

Gentlemen:

	Pursuant to Rule 902(g) of Regulation S-T, enclosed for filing on my behalf and on behalf of certain individuals, trusts, a partnership and a foundation is a paper copy of Amendment #3 to
Schedule 13D with respect to the Common Stock of ParkerVision, Inc., under the Securities Exchange Act of 1934, as amended, which was filed electroniclly today.

	Since this is the first electronic filing of Schedule 13D relating to the Common Stock of ParkerVision, Inc. by this filing group, using the EDGAR system, also transmitted was the original filing of Schedule 13D, relating to the Common
Stock of ParkerVision, Inc. dated July 1995.

Please acknowledge receipt of the enclosures by file stamping the enclosed self-addressed stamped postcard and returning the same to me.

				Very truly yours,

				Walter Scheuer

Enclosures
cc: ParkerVision, Inc.
    8493 Baymeadows Way
    Jacksonville, Florida 32256

    The NASDAQ Stock Market
    1735 K Street N.W.
    Washington D.C. 20006


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3  )*

ParkerVision, Inc.
(Name of Issuer)

Common Stock, Par Value $.01 per share
(Title of Class of Securities)


701354102
(CUSIP Number)

Walter Scheuer
635 Madison Avenue, New York, New York 10022
(212) 753-9630
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

July 26, 1996
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

     Cusip No:    701354102                    PAGE     2 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
                   PERSON

                            Walter Scheuer

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *

                                                       (b)

         3.       SEC USE ONLY


         4.       SOURCE OF FUNDS *

                  PF, OO


         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)


         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States


                      7.    SOLE VOTING POWER

      NUMBER OF                  90,000 ** SHARES

       SHARES

     BENEFICIALLY    8.     SHARED VOTING POWER

      OWNED BY                  567,100 ** SHARES

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  90,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                                567,100 ** SHARES

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                657,100 ** SHARES



         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *



         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    6.6%

         14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1 to Rule 13d-4 except for 125,400 shares.

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE     3 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
                    PERSON

                            Marge Scheuer

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *

                                                       (b)


         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF, OO

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                     7.     SOLE VOTING POWER

      NUMBER OF

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY               341,700 ** SHARES

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING

       PERSON        10.    SHARED DISPOSITIVE POWER

        WITH                    341,700 ** SHARES



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                341,700 ** SHARES



         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *



         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    3.4%

         14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1 to Rule 13d-4. except for 29,400 shares.

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE     4 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
                   PERSON

                            Hopewell Partners

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *

                                                       (b)

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York

                     7.     SOLE VOTING POWER

      NUMBER OF

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY                79,000  ** SHARES

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                                 79,000 ** SHARES



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 79,000 ** SHARES



         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.8%

         14.      TYPE OF REPORTING PERSON *

                            PN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE     5 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

                  Wayne S. Reisner

         2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF, OO

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

           6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                     7.     SOLE VOTING POWER

                                 50,000 ** SHARES

      NUMBER OF

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY               433,000 ** SHARES

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING                  50,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                                        433,000 ** SHARES

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                483,000 ** SHARES

             12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

             13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    4.8%

          14.      TYPE OF REPORTING PERSON *

                            IN

  * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares is qualified in its entirety by the information contained in this Schedul pursuant to Rule 13d-4 except for 50,000 shares.


SCHEDULE 13D

     Cusip No:    701354102                    PAGE     6 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
                  PERSON

                  Richard Kaufman

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

           3.       SEC USE ONLY

           4.       SOURCE OF FUNDS *

                  PF, OO

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

             6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                     7.     SOLE VOTING POWER

                                 45,000 ** SHARES

      NUMBER OF

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY               598,700 ** SHARES

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING                  45,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                                           598,700 ** SHARES

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                643,700 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    6.4%

           14.      TYPE OF REPORTING PERSON *

                            IN

    * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares is qualified in its entirety by the information contained in this Schedul pursuant to Rule 13d-4 except for 45,000 shares.


 SCHEDULE 13D

     Cusip No:    701354102                    PAGE     7 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO David Scheuer dated 12-11-51

            2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x



                                                       (b)

         3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

             6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                          7.    SOLE VOTING POWER

      NUMBER OF                   7,000 ** SHARES

       SHARES

     BENEFICIALLY     8.    SHARED VOTING POWER

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                   7,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



           11.      NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                                  7,000 ** SHARES

              12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
(11)

                  EXCLUDES CERTAIN SHARES *

              13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.1%

              14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1


SCHEDULE 13D

     Cusip No:    701354102                    PAGE     8 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO David Scheuer dated 5-18-54

             2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                       PF

              5.       CHECK BOX IF DISCLOSURE OF LEGAL
                       PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)


              6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States

                         7.    SOLE VOTING POWER

      NUMBER OF                  36,500 ** SHARES

       SHARES

     BENEFICIALLY     8.    SHARED VOTING POWER

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  36,500 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 36,500 ** SHARES

         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.4%

          14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE     9 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO David Scheuer dated 5-19-61

          2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x



                                                       (b)

            3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                          7.    SOLE VOTING POWER

                                  5,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                   5,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  5,000 ** SHARES

            12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
(11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                   0.05%

             14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    10 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Jeffrey Scheuer dated 5-18-54

          2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x



                                                       (b)

          3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

             6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                         7.    SOLE VOTING POWER

                                 38,900 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  38,900 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 38,900 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.4%

            14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    11 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Jeffrey Scheuer dated 6-10-54

            2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

         3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

             5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

           6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                         7.    SOLE VOTING POWER

                                  2,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                   2,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  2,000 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

          13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)

                                   0.02%

         14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    12 OF  52
PAGES



         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Jeffrey Scheuer dated 5-19-61

         2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x



                                                       (b)

           3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.    SOLE VOTING POWER

                                  2,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                   2,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  2,000 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

             13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                   0.02%

             14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    13 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Susan Scheuer dated 12-30-60

          2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

           3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

        5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.    SOLE VOTING POWER

                                  2,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                   2,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  2,000 ** SHARES



         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *



         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)

                                   0.02%



     14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    14 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Judith Scheuer dated 12-17-59

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

          3.       SEC USE ONLY

      4.       SOURCE OF FUNDS *

                  PF

      5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

          6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

       7.       SOLE VOTING POWER
                   2,500 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                   2,500 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

            11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  2,500 ** SHARES



         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                   0.02%

            14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    15 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Abigail Lipnick dated 4-13-92

            2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

             3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

          6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.    SOLE VOTING POWER

                                 10,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  10,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 10,000 ** SHARES

         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

          13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)

                                    0.1%

           14.      TYPE OF REPORTING PERSON *

                            OO
                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    16 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Daniella Eve Lipnick dated 10-9-90

         2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)
         3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

          5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.    SOLE VOTING POWER

                                 11,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  11,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 11,000 ** SHARES

            12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
(11)

                  EXCLUDES CERTAIN SHARES *

          13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)

                                    0.1%

            14.      TYPE OF REPORTING PERSON *

                            OO

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    17 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Jeremy Scheuer dated 4-20-88

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

         3.       SEC USE ONLY

           4.       SOURCE OF FUNDS *

                  PF

          5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

          6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                        7.    SOLE VOTING POWER

                                 13,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  13,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 13,000 ** SHARES

          12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.1%

          14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    18 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Trust FBO Winifred Scheuer dated 12-20-84

             2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

              3.       SEC USE ONLY

             4.       SOURCE OF FUNDS *

                  PF

          5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

             6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                        7.    SOLE VOTING POWER

                                 19,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  19,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 19,000 ** SHARES

          12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)

                                    0.2%

          14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    19 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Walter Scheuer November Charitable Trust dated
11-29-83

            2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

             4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

           6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                     7.    SOLE VOTING POWER

                                 28,600 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  28,600 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

            11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 28,600 ** SHARES

             12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
(11)

                  EXCLUDES CERTAIN SHARES *

          13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)

                                    0.3%

            14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    20 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON The Walter Scheuer 1993 Charitable Remainder Trust

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

             5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

                       7.    SOLE VOTING POWER

                                109,200 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

       EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                 109,200 ** SHARES

       PERSON

      WITH         10.    SHARED DISPOSITIVE POWER

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                109,200 ** SHARES

            12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
(11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    1.1%

          14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    21 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

            The David Scheuer 1993 Charitable Remainder Trust

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

          3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

          6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                        7.    SOLE VOTING POWER

                                 11,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  11,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

            11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 11,000 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.1%

         14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    22 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

            The Jeffrey Scheuer 1993 Charitable Remainder Trust

          2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x



                                                       (b)

             3.       SEC USE ONLY

             4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

           6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                         7.    SOLE VOTING POWER

                                 15,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  15,000 ** SHARES

       PERSON

    WITH         10.    SHARED DISPOSITIVE POWER

          11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 15,000 ** SHARES

            12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                  EXCLUDES CERTAIN SHARES *

             13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.1%

            14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    23 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

            The Susan Scheuer 1993 Charitable Remainder Trust

          2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

          3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

          5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

           6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                          7.    SOLE VOTING POWER

                                 16,500 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  16,500 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER


         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 16,500 ** SHARES

         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *



         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.2%

         14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    24 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

            The Judith Scheuer 1993 Charitable Remainder Trust

      2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                         7.    SOLE VOTING POWER

                                 14,000 ** SHARES

      NUMBER OF          SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

         EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  14,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

            11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 14,000 ** SHARES

            12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.1%

            14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    25 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  The Marcelle Halpern Trust

            2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                        (b)

         3.       SEC USE ONLY

            4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.    SOLE VOTING POWER

                                 11,000 ** SHARES

      NUMBER OF
       SHARES          8.    SHARED VOTING POWER
     BENEFICIALLY

      OWNED BY

         EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  11,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                         11.      AGGREGATE AMOUNT BENEFICIALLY

                                OWNED BY EACH REPORTING PERSON

                                 11,000 ** SHARES

         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

          13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.1%

           14.      TYPE OF REPORTING PERSON *

                            OO

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    26 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Allan Miller

         2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

          6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                      7.    SOLE VOTING POWER

                                 22,350 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  22,350 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

           11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 22,350 ** SHARES

         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.2%

         14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares is qualified in its entirety by the information contained in this Schedul pursuant to Rule 13d-4 execpt for 2,350 shares.

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    27 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Music Project For Television, Inc.

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x



                                                       (b)

            3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF

            5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

          6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                      7.    SOLE VOTING POWER

                                 20,000 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  20,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                         11.      AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH

                                     REPORTING PERSON

                                 20,000 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.2%

         14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    28 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                  Mark Halpern

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

          4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

            6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                          7.    SOLE VOTING POWER

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY                10,000 ** SHARES

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                                         10,000 ** SHARES

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 10,000 ** SHARES

          12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.1%

         14.      TYPE OF REPORTING PERSON *

                            IN

                          * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    29 OF  52
PAGES

          1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON

                            Susan Scheuer

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *
                                                       (b)

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                     7.     SOLE VOTING POWER

     NUMBER OF

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY               144,100 ** SHARES

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING

       PERSON        10.    SHARED DISPOSITIVE POWER

        WITH                    144,100 ** SHARES

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                144,100 ** SHARES



         12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

          13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    1.4%

           14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares is qualified in its entirety by the information contained in this Schedul pursuant to Rule 13d-4. except for 42,500 shares.

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    30 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON
                            Judith Scheuer


         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *
                                                       (b)

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                        7.     SOLE VOTING POWER

      NUMBER OF

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY               142,400  ** SHARES

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

                                142,400 ** SHARES

            11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                142,400 ** SHARES

            12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    1.4%

            14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares is qualified in its entirety by the information contained in this Schedul pursuant to Rule 13d-4. except for 42,800 shares.

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    31 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON
                            Susan Kaplan

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *
                                                       (b)

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  OO

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.     SOLE VOTING POWER

      NUMBER OF                   7,000  ** SHARES

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING                   7,000  ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

          11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  7,000 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.1%

            14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    32 OF  52
PAGES
         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON
                  Trust FBO Samuel Henry Mellicker dated 12-28-95

           2.       CHECK THE APPROPRIATE BOX IF A

                  MEMBER OF A GROUP *                  (a)     x

                                                       (b)

            3.       SEC USE ONLY

           4.       SOURCE OF FUNDS *

                  PF,OO

           5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

        6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                     7.    SOLE VOTING POWER

                                 18,500 ** SHARES

      NUMBER OF

       SHARES         8.    SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH          9.    SOLE DISPOSITIVE POWER

      REPORTING                  18,500 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER



         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 18,500 ** SHARES

             12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

       13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    0.2%

           14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    33 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON
                            Lisa Casablanca

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *
                                                       (b)

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  OO

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.     SOLE VOTING POWER

      NUMBER OF                   3,000  ** SHARES

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING                   3,000 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

          11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                  3,000 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

           13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0.03%

         14.      TYPE OF REPORTING PERSON *

                            IN

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

 SCHEDULE 13D

     Cusip No:    701354102                    PAGE    34 OF  52
PAGES

         1.       NAME OF REPORTING PERSON

                  S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON
                  The Blue Ridge Foundation, Inc.

         2.       CHECK THE APPROPRIATE BOX IF A       (a)     x

                  MEMBER OF A GROUP *

                                                       (b)

          3.       SEC USE ONLY

         4.       SOURCE OF FUNDS *

                  PF

         5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS

                  IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                       7.     SOLE VOTING POWER

      NUMBER OF                  78,600  ** SHARES

       SHARES        8.     SHARED VOTING POWER

     BENEFICIALLY

      OWNED BY

        EACH         9.     SOLE DISPOSITIVE POWER

      REPORTING                  78,600 ** SHARES

       PERSON

        WITH         10.    SHARED DISPOSITIVE POWER

           11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

                  REPORTING PERSON

                                 78,600 ** SHARES

           12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)

                  EXCLUDES CERTAIN SHARES *

            13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW (11)

                                    0.8%

           14.      TYPE OF REPORTING PERSON *

                            OO

                         * See Instructions Before Filling Out!

    ** This number is included solely for the purposes of identifying shares qualified in its entirety by the information contained in this Schedule 1

Item 1.  Security and Issuer


The following information supplements the information contained in the Schedule 13D dated July 13, 1995, as amended by Amendments No. 1 and No. 2 thereto, with respect to the Common
Stock, par value $.01 per share (the "Common Stock"), of ParkerVision, Inc. ("ParkerVision").



The Statement on Schedule 13D is hereby amended as follows:





Item 2.  Identity and Background



Item 2, as previously filed, is hereby amended as follows:



	Ms. Rose Capasso is no longer included in this Statement on
Schedule 13D as a Reporting Person.





Item 3.  Source and Amount of Funds or other Consideration



	Item 3, as previously filed, is hereby amended as follows to reflect purchases of Common Stock of ParkerVision subsequent to March 8, 1996.:



	The following Reporting Persons used their own funds to make the purchases of shares of Common Stock of ParkerVision:



The Blue Ridge Foundation, Inc.	  $983,677

Hopewell Partners	    496,980

Susan Scheuer	    200,000

Judith Scheuer	    200,000

Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95
    59,063

The Music Project For Television	    198,990

The Walter Scheuer November Charitable Trust dated 11-29-83
134,350

Trust for the Benefit of David Scheuer dated 12-11-51
13,435

Trust for the Benefit of David Scheuer dated 5-18-54	      32,430

Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
43,240

Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84
  36,930

Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90
13,435

Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88
 37,805

The Marcelle Halpern Trust	      54,050

The 1993 Jeffrey Scheuer CharitableRemainder Trust		     41,575

The 1993 Judith Scheuer Charitable Remainder Trust		     26,870



The Trust For The Benefit of Samuel Mellicker used $ 19,539 in loans from Mr. Scheuer pursuant to a Demand Note, with fluctuating interest rates of 1.25% over the Applicable Federal
Mid-Term Rate, to purchase 1,342 shares of Common Stock of ParkerVision.



The Trust For The Benefit of Samuel Mellicker used $35,847 in loans from Susan Scheuer pursuant to a Demand Note, with fluctuating interest rates of 1.25% over the Applicable Federal
Mid-Term Rate, to purchase 2,981 shares of Common Stock of ParkerVision.



Wayne Reisner used $58,800 in loans from Mr. Scheuer pursuant to a Demand Note, with fluctuating interest rates of 1.25% over the Applicable Federal Mid-Term Rate, to purchase 5,000 shares of
Common Stock of ParkerVision.



Item 5.  Interest in Securities of the Issuer



Item 5, as previously filed, is hereby amended in its entirety as follows:

As of August 1, 1996, Mr. Scheuer owned 125,400 shares (1.25%) of the outstanding Common Stock of ParkerVision. Mr. Scheuer shares with Mr. Reisner and Mr. Kaufman the power to vote and dispose of the shares of Common Stock of ParkerVision which he owns. Mr. Scheuer has general powers of attorney to act on behalf of Mrs. Scheuer, Susan Scheuer, Judith Scheuer and Dr. Halpern, respectively, and, accordingly, shares with each of them the power to vote and dispose of shares of Common Stock of ParkerVision that each of them owns. As of August 1, 1996, Mrs. Scheuer owned 29,400 shares (.29%), Susan Scheuer owned 42,500 shares (.42%), Judith Scheuer owned 42,800 shares (.43%) and Dr. Halpern owned 10,000 shares (.10%) of the outstanding Common Stock of ParkerVision. In addition, Mr. Scheuer is one of the trustees of certain of the Trusts for the benefit of his children and grandchildren, and is President of Blue Ridge, which in the aggregate as of August 1, 1996 owned 284,000 shares (2.84%) of the outstanding Common Stock of ParkerVision, and, accordingly, shares with the other trustees and officers the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by those Trusts and Blue Ridge. In addition, Mr. Scheuer is the sole trustee of a Trust for the benefit of one other person which as of August 1, 1996 owned 11,000 shares (.11%) of the outstanding Common Stock of ParkerVision and is the General Partner of Hopewell, which as of August 1, 1996 owned 79,000 shares (.79%) of the outstanding Common Stock of ParkerVision and, accordingly, has the sole power to vote and dispose of shares of Common Stock of ParkerVision that are owned by such Trust and by Hopewell. In addition, Mr. Scheuer is on the investment committee of Sterling, and accordingly, shares with Mr. Kaufman, the other member of the investment committee, the power to vote and dispose of the 33,000 shares of Common Stock of ParkerVision that are owned as portfolio securities by Sterling. Mr. Scheuer, as a result of his having general powers of attorney for Mrs. Scheuer, Susan Scheuer, Judith Scheuer and Dr. Halpern, and, as a result of his being General Partner of Hopewell, as discussed above, and, as a result of his being a trustee of certain of the Trusts, as discussed above, and as a result of his being President of Blue Ridge, as discussed above, and as a result of his being on the investment committee of Sterling, as discussed above, may be deemed to be a beneficial owner of the 531,700 shares (5.31%) of the outstanding Common Stock of ParkerVision owned in the aggregate by Mrs. Scheuer, Susan Scheuer, Judith Scheuer, Dr. Halpern, Hopewell, certain of the Trusts, Blue Ridge and Sterling, reported hereunder for the purposes of Section 13(d) of the Act. Mr. Scheuer disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock of ParkerVision owned by Mrs. Scheuer, Susan Scheuer, Judith Scheuer, Dr. Halpern, Hopewell, those Trusts, Blue Ridge and Sterling.



As of August 1, 1996, Mrs. Scheuer owned 29,400 shares (.29%) of the outstanding Common Stock of ParkerVision. In addition, Mrs. Scheuer is one of the trustees of, and has a beneficial interest in, certain of the Trusts for her benefit and for the benefit of Mr. Scheuer and her children and is a Vice President and Director of Blue Ridge, which as of August 1, 1996 owned 312,300 shares (3.12%) of the outstanding Common Stock of ParkerVision, and, accordingly, shares with the other trustees and officers the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by those Trusts and Blue Ridge. Mrs. Scheuer, as a result of her being one of the trustees of those Trusts, as discussed above, and as a result of her being a Vice-President of Blue Ridge, as discussed above, may be deemed to be a beneficial owner of the 312,300 shares (3.12%) of the outstanding Common Stock of ParkerVision owned by said Trusts and Blue Ridge and reported hereunder for the purposes of Section 13(d) of the Act. Mrs. Scheuer disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in shares of Common Stock of ParkerVision owned by said Trusts and Blue Ridge.



As of August 1, 1996, Susan Scheuer owned 42,500 shares (.42%) of the outstanding Common Stock of ParkerVision. In addition, Susan Scheuer is one of the trustees of, and has a beneficial interest in, certain of the Trusts for her and her children's benefit and is a Vice President and Director of Blue Ridge, which as of August 1, 1996 owned 101,600 shares (1.01%) of the outstanding Common Stock of ParkerVision, and, accordingly, shares with the other trustees and officers the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by those Trusts and Blue Ridge. Susan Scheuer, as a result of her being one of the trustees of those Trusts, as discussed above, and as a result of her being a Vice-President of Blue Ridge, as discussed above, may be deemed to be a beneficial owner of the 101,600 shares (1.01%) of the outstanding Common Stock of ParkerVision owned by said Trusts and Blue Ridge and reported hereunder for the purposes of
Section 13(d) of the Act. Susan Scheuer disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in shares of Common Stock of ParkerVision owned by said Trusts and Blue Ridge.



As of August 1, 1996, Judith Scheuer owned 42,800 shares (.42%) of the outstanding Common Stock of ParkerVision. In addition, Judith Scheuer is one of the trustees of, and has a beneficial interest in, certain of the Trusts for her and her child's benefit and is a Vice President and Director of Blue Ridge, which as of August 1, 1996 owned 99,600 shares (.99%) of the outstanding Common Stock of ParkerVision, and, accordingly, shares with the other trustees and officers the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by those Trusts and Blue Ridge. Judith Scheuer, as a result of her being one of the trustees of those Trusts, as discussed above, and as a result of her being a Vice-President of Blue Ridge, as discussed above, may be deemed to be a beneficial owner of the 99,600 shares (.99%) of the outstanding Common Stock of ParkerVision owned by said Trusts and Blue Ridge and reported hereunder for the purposes of Section 13(d) of the Act. Judith Scheuer disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in shares of Common Stock of ParkerVision owned by said Trusts and Blue Ridge.



 As of August 1, 1996, Mr. Reisner owned 50,000 shares (.50%) of the outstanding Common Stock of ParkerVision. In addition, Mr. Reisner has a general power of attorney to act on behalf of Mr. Scheuer, and, accordingly, Mr. Reisner shares with Mr. Scheuer and Mr. Kaufman the power to vote and dispose of shares of Common Stock that Mr. Scheuer owns. As of August 1, 1996, Mr. Scheuer owned 125,400 shares (1.25%), of the outstanding Common Stock of ParkerVision. In addition, Mr. Reisner is one of the trustees of certain of the Trusts for the benefit of Mr. Scheuer, Mrs. Scheuer, their children and grandchildren, which in the aggregate as of August 1, 1996 owned 307,600 shares (3.07%) of the outstanding Common Stock of ParkerVision, and, accordingly, shares with the other trustees the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by those Trusts. Mr. Reisner, as a result of his having a general power of attorney for Mr. Scheuer, and, as a result of his being one of the trustees of certain of the Trusts, as discussed above, may be deemed to be a beneficial owner of the 433,000 shares (4.32%) of the outstanding Common Stock of ParkerVision owned in the aggregate by Mr. Scheuer and by certain of the Trusts, reported hereunder for the purposes of
Section 13(d) of the Act. Mr. Reisner disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock of ParkerVision owned by Mr. Scheuer and those Trusts.



 As of August 1, 1996, Mr. Kaufman owned 45,000 shares (.45%) of the outstanding Common Stock of ParkerVision. In addition, Mr. Kaufman has a general power of attorney to act on behalf of Mr. Scheuer, and, accordingly, Mr. Kaufman shares with Mr. Scheuer and Mr. Reisner the power to vote and dispose of shares of Common Stock that Mr. Scheuer owns. As of August 1, 1996, Mr. Scheuer owned 125,400 shares (1.25%), of the outstanding Common Stock of ParkerVision. In addition, Mr. Kaufman is one of the trustees of certain of the Trusts for the benefit of Mr. Scheuer, Mrs. Scheuer, their children and grandchildren, and is a Vice President, Secretary and Treasurer of Blue Ridge, which in the aggregate as of August 1, 1996 owned 440,300 shares (4.40%) of the outstanding Common Stock of ParkerVision, and, accordingly, shares with the other trustees and officers the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by those Trusts and Blue Ridge. In addition, Mr. Kaufman is on the investment committee of Sterling, and accordingly, shares with Mr. Scheuer, the other member of the investment committee, the power to vote and dispose of the 33,000 shares of Common Stock of ParkerVision that are owned as portfolio securities by Sterling. Mr. Kaufman, as a result of his having a general power of attorney for Mr. Scheuer, and, as a result of his being one of the trustees of certain of the Trusts, as discussed above, and as a result of his being a Vice President of Blue Ridge, as discussed above, and as a result of his being on the investment committee of Sterling, as discussed above, may be deemed to be a beneficial owner of the 598,700 shares (5.98%) of the outstanding Common Stock of ParkerVision owned in the aggregate by Mr. Scheuer, certain of the Trusts, Blue Ridge and Sterling, reported hereunder for the purposes of Section 13(d) of the Act. Mr. Kaufman disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock of ParkerVision owned by Mr. Scheuer, those Trusts, Blue Ridge and Sterling.



 As of August 1, 1996, Mr. Miller owned 2,350 shares (.02%) of the outstanding Common Stock of ParkerVision. In addition, Mr. Miller is President, Treasurer and a Director of Music Project, which as of August 1, 1996 owned 20,000 shares (.20%) of the outstanding Common Stock of ParkerVision, and has the power to vote and dispose of shares of Common Stock of ParkerVision that are owned by Music Project. Mr. Miller, as a result of his being a President, Vice President and a Director of Music Project may be deemed to be a beneficial owner of the 20,000 shares (.20%) of the outstanding Common Stock of ParkerVision owned by Music Project, reported hereunder for the purposes of
Section 13(d) of the Act. Mr. Miller disclaims, pursuant to Rule 13d-4 promulgated under the Act, any beneficial interest in the shares of Common Stock owned by Music Project.



As of August 1, 1996, Susan Kaplan and Lisa Casablanca owned
7,000 shares (.07%) and 3,000 shares (.03%), respectively, of the outstanding Common Stock of ParkerVision.



As of August 1, 1996, the aggregate number of shares of ParkerVision Common Stock which may be deemed to be owned beneficially by the Reporting Persons and Sterling in this filing was 940,750 or 9.39% of the total outstanding shares of Common Stock of ParkerVision.



In addition, Mr. Scheuer has made personal loans to two individuals who are neither affiliates nor employees of Mr. Scheuer in an aggregate amount of $62,503.80 in connection with the purchase by such individuals of 6,000 shares (.06%) of the outstanding Common Stock of ParkerVision. Mr. Scheuer understands that these two individuals own an aggregate of 6,000 shares (.06%) of the outstanding Common Stock of Parkervision Mr. Scheuer disclaims beneficial ownership of such shares and Mr. Scheuer and the other Reporting Persons disclaim that they are acting as a group with such persons.



The following table sets forth certain information regarding purchases by the Reporting Persons of shares of ParkerVision
Common Stock in the past 60 days, all of which purchases were made on the open market.



				      Total Cost

      	            No. of Shares     Purchase Price  (Including

	Date       Purchased           Per Share          Commissions)

The Blue Ridge Foundation, Inc.  6/19/96      8,600
$13.625	$117,175



The 1993 Jeffrey Scheuer Charitable

    Remainder Trust		  6/21/96      2,000	         14.00
28,140

			  6/25/96      1,000	         13.435	   13,435



The Walter Scheuer November

  Charitable Trust dated 11-29-83 6/25/96     10,000
13.435		 134,350



Trust for the Benefit of Samuel Henry

 Mellicker dated 12-28-95	  7/26/96       1,000	       11.125
 11,185

			  7/29/96       2,500	       12.125		   30,463



Hopewell Partners		 6/25/96       4,000	     13.435		   53,740

			 7/12/96       4,000	      10.81		   43,240



Trust for the Benefit of David Scheuer

  dated 12-11-51		 6/25/96       1,000	      13.435		   13,435



The 1993 Judith Scheuer Charitable

    Remainder Trust		  6/25/96      2,000	     13.435		   26,870



Trust for the Benefit of Daniella

 Eve Lipnick dated 10-9-90	 6/25/96       1,000	     13.435
13,435



Trust for the Benefit of Jeremy

 Dundas Scheuer dated 4-20-88	  6/25/96       1,000
13.435		   13,435

			  7/31/96       2,000	     12.125		   24,370



The Music Project For

   Television, Inc.		  6/25/96      10,000	   13.435		 134,350



Trust for the Benefit of David

 Scheuer dated 5-18-54	  7/12/96        3,000	     10.81
32,430



Trust for the Benefit of Jeffrey

 Scheuer dated 5-18-54	  7/12/96        4,000	     10.81
43,240



The Marcelle Halpern Trust	  7/12/96        5,000	     10.81
54,050



Trust for the Benefit of Winifred

   Rose Scheuer dated 12-20-84	   7/30/96        3,000
12.25		   36,930



Item 6.  Contracts, Arrangements, Understandings or
Relationships with respect to Securities of the Issuer.

None.



Item 7.  Material to be Filed as Exhibits



1. Joint Filing Agreement dated August 5, 1996, filed in accordance with Rule 13d-1(f) promulgated under the Securities
Exchange Act of 1934, as amended.



2. Conformed copy of a Promissory Note dated May 9, 1996, executed by Richard Kaufman, as Trustee, for the Trust For The
Benefit Of Samuel Mellicker dated 12-28-95 in favor of Walter
Scheuer.



3. Conformed copy of a Promissory Note dated July 29, 1996, executed by Richard Kaufman, as Trustee, for the Trust For The
Benefit Of Samuel Mellicker dated 12-28-95 in favor of Susan
Scheuer.



4. Conformed copy of a Promissory Note dated July 31, 1996, executed by Richard Kaufman, as Trustee, for the Trust For The
Benefit Of Samuel Mellicker dated 12-28-95 in favor of Susan
Scheuer.



5. Conformed copy of a Promissory Note dated August 5, 1996, executed by Wayne S. Reisner in favor of Walter Scheuer.

Signatures



		After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.



		Dated:  August 6, 1996



			 /s/ Walter Scheuer

			Walter Scheuer (1)(2)



			 /s/ Wayne S. Reisner

			Wayne S. Reisner (3)



			 /s/ Richard Kaufman

			Richard Kaufman (4)



			 /s/ Walter Scheuer

			Hopewell Partners

	by Walter Scheuer, General Partner



			 /s/ Allan Miller

			Allan Miller (5 )



			 /s/ Susan Kaplan

			Susan Kaplan



			 /s/ Lisa Casablanca

			Lisa Casablanca





(1) Individually, and as Trustee for the following Trusts:

Trust for the Benefit of David Scheuer dated 12-11-51

Trust for the Benefit of David Scheuer dated 5-18-54

Trust for the Benefit of David Scheuer dated 5-19-61

Trust for the Benefit of Jeffrey Scheuer dated 6-10-54

Trust for the Benefit of Jeffrey Scheuer dated 5-18-54

Trust for the Benefit of Jeffrey Scheuer dated 5-19-61

Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84

Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88

Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90

Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92

The 1993 David Scheuer Charitable Remainder Trust

The 1993 Jeffrey Scheuer Charitable Remainder Trust

The 1993 Susan Scheuer Charitable Remainder Trust

The 1993 Judith Scheuer Charitable Remainder Trust

Trust for the Benefit of Susan Scheuer dated 12-30-60

Trust for the Benefit of Judith Scheuer dated 12-17-59

	The Marcelle Halpern Trust



(2) As attorney-in-fact for:

	Marge Scheuer

	Susan Scheuer

	Judith Scheuer

	Dr. Halpern

    As President of The Blue Ridge Foundation, Inc.



(3) Individually, and as a Trustee for the following Trusts:

	The Walter Scheuer 1993 Charitable Remainder Trust



(4) Individually, and as Trustee for the following Trust:

	Walter Scheuer November Charitable Trust dated 11-29-83

	Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95



(5) Individually, and as President of Music Project For
Television, Inc.

EXHIBIT A



Trust for the Benefit of David Scheuer dated 12-11-51

	Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S.
Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of David Scheuer dated 5-18-54

	Walter Scheuer, Marge P. Scheuer, David Scheuer, Wayne S.
Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of David Scheuer dated 5-19-61

	Walter Scheuer, Marge P. Scheuer, David Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New
York, New York 10022



Trust for the Benefit of Jeffrey Scheuer dated 5-18-54

	Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of Jeffrey Scheuer dated 6-10-54

	Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of Jeffrey Scheuer dated 5-19-61

	Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Richard Kaufman, Trustees c/o Walter Scheuer, 635 Madison Avenue, New
York, New York 10022



Trust for the Benefit of Susan Scheuer dated 12-30-60

	Walter Scheuer, Marge P. Scheuer, Susan Scheuer, Wayne S.
Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of Judith Scheuer dated 12-17-59

	Walter Scheuer, Marge P. Scheuer, Judith Scheuer, Wayne S. Reisner and Richard Kaufman, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84

	Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison
Avenue, New York, New York 10022



Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88

	Walter Scheuer, Jeffrey Scheuer, Ruth Scheuer, Richard Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison
Avenue, New York, New York 10022



Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90

	Walter Scheuer, Susan Scheuer, Jonathan Lipnick,  Richard
Kaufman and Wayne Reisner, Trustees c/o Walter Scheuer, 635
Madison Avenue, New York, New York 10022



Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92

                 Walter Scheuer, Susan Scheuer, Jonathan
Lipnick,  Richard Kaufman and Wayne Reisner, Trustees c/o Walter
Scheuer, 635 Madison Avenue, New York, New York 10022



Walter Scheuer November Charitable Trust dated 11-29-83

	Marge P. Scheuer and Richard Kaufman, Trustees c/o Marge P. Scheuer, 635 Madison Avenue, New York, New York 10022



The 1993 Walter Scheuer Charitable Remainder Trust

	Marge Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022



The 1993 David Scheuer Charitable Remainder Trust

	Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022



The 1993 Jeffrey Scheuer Charitable Remainder Trust

	Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022



The 1993 Susan Scheuer Charitable Remainder Trust

	Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022



The 1993 Judith Scheuer Charitable Remainder Trust

	Walter Scheuer, Richard Kaufman and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022



The Marcelle Halpern Trust

	Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York
10022



Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95

	Joseph Mellicker, Judith Scheuer and Richard Kaufman, Trustees c/o Richard Kaufman, 635 Madison Avenue, New York, New York 10022

				Exhibit 1





Joint Filing Agreement





	In connection with Rule 13d-(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) with respect to the common stock, $.01 par value of ParkerVision, Inc. a Florida corporation, and that this agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.



	IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 6th day of August, 1996.





					 /s/ Walter Scheuer

 					Walter Scheuer (1)(2)



					 /s/ Wayne S. Reisner

					Wayne S. Reisner (3)



					 /s/ Richard Kaufman

					Richard Kaufman (4)



					 /s/ Walter Scheuer

					Hopewell Partners

					by Walter Scheuer, General Partner



					 /s/ Allan Miller

					Allan Miller (5)



					 /s/ Susan Kaplan

					Susan Kaplan



					 /s/ Lisa Casablanca

					Lisa Casablanca









(1) Individually, and as Trustee for the following Trusts:

	Trust for the Benefit of David Scheuer dated 12-11-51

	Trust for the Benefit of David Scheuer dated 5-18-54

	Trust for the Benefit of David Scheuer dated 5-19-61

	Trust for the Benefit of Jeffrey Scheuer dated 5-18-54

	Trust for the Benefit of Jeffrey Scheuer dated 6-10-54

	Trust for the Benefit of Jeffrey Scheuer dated 5-19-61

	Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84

	Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88

	Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90

	Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92

	The 1993 David Scheuer Charitable Remainder Trust

	The 1993 Jeffrey Scheuer Charitable Remainder Trust

	The 1993 Susan Scheuer Charitable Remainder Trust

   	The 1993 Judith Scheuer Charitable Remainder Trust

	Trust for the Benefit of Susan Scheuer dated 12-30-60

	Trust for the Benefit of Judith Scheuer dated 12-17-59

	The Marcelle P. Halpern Trust



(2) As attorney-in-fact for:

	Marge Scheuer

	Susan Scheuer

	Judith Scheuer

	Dr. Halpern

    As President of The Blue Ridge Foundation, Inc.





(3) Individually, and as a Trustee for the following Trusts:

	The Walter Scheuer 1993 Charitable Remainder Trust



(4) Individually, and as Trustee for the following Trusts:

	Walter Scheuer November Charitable Trust dated 11-29-83

	Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95



(5) Individually, and as President of Music Project For
Television, Inc.

Signatures



	After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.





				Dated: August 7, 1996



				 /s/ Walter Scheuer

				Walter Scheuer (1)(2)



				 /s/ Wayne S. Reisner

				Wayne S. Reisner (3)



				 /s/ Richard Kaufman

				Richard Kaufman (4)



				 /s/ Walter Scheuer

				Hopewell Partners

				by Walter Scheuer, General Partner



				 /s/ Allan Miller

				Allan Miller (5 )



				 /s/ Susan Kaplan

				Susan Kaplan



			 /s/ Lisa Casablanca

				Lisa Casablanca







(1) Individually, and as Trustee for the following Trusts:

	Trust for the Benefit of David Scheuer dated 12-11-51

	Trust for the Benefit of David Scheuer dated 5-18-54

	Trust for the Benefit of David Scheuer dated 5-19-61

	Trust for the Benefit of Jeffrey Scheuer dated 6-10-54

	Trust for the Benefit of Jeffrey Scheuer dated 5-18-54

	Trust for the Benefit of Jeffrey Scheuer dated 5-19-61

	Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84

	Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88

	Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90

	Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92

	The 1993 David Scheuer Charitable Remainder Trust

	The 1993 Jeffrey Scheuer Charitable Remainder Trust

	The 1993 Susan Scheuer Charitable Remainder Trust

   	The 1993 Judith Scheuer Charitable Remainder Trust

	Trust for the Benefit of Susan Scheuer dated 12-30-60

	Trust for the Benefit of Judith Scheuer dated 12-17-59

	The Marcelle Halpern Trust







(2) As attorney-in-fact for:

	Marge Scheuer

	Susan Scheuer

	Judith Scheuer

	Dr. Halpern

    As President of The Blue Ridge Foundation, Inc.



(3) Individually, and as a Trustee for the following Trusts:

	The Walter Scheuer 1993 Charitable Remainder Trust



(4) Individually, and as Trustee for the following Trust:

	Walter Scheuer November Charitable Trust dated 11-29-83

	Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95



(5) Individually, and as President of Music Project For
Television, Inc.
						Exhibit 2



P R O M I S S O R Y    N O T E





$19,538.60					May 9, 1996

						New York, New York







	FOR VALUE RECEIVED, the undersigned, Richard Kaufman, as Trustee, for the Trust For The Benefit Of Samuel Henry Mellicker dated 12-28-95, 635 Madison Avenue, New York, New York 10022, promises to pay to the order of WALTER SCHEUER, 635 Madison Avenue, New York, New York 10022, in lawful currency of the United States of America on demand the principal sum of NINETEEN THOUSAND FIVE HUNDRED AND THIRTY EIGHT DOLLARS 60/100 ($19,538.60), with interest payable annually, at the rate of One and One-Quarter per cent (1 1/4%) over the Applicable Federal Mid-Term Rate, computed monthly.



	The undersigned hereby waives presentment, demand for payment, protest, notice of protest and/or notice of dishonor of this Note.







			/s/ Richard Kaufman

			RICHARD KAUFMAN, as Trustee for the

			Trust For The Benefit Of Samuel Henry Mellicker

			    dated 12-28-95

						Exhibit 3



P R O M I S S O R Y    N O T E





$5,383.90					July 29, 1996

						New York, New York







	FOR VALUE RECEIVED, the undersigned, Richard Kaufman, as Trustee, for the Trust For The Benefit Of Samuel Henry Mellicker dated 12-28-95, 635 Madison Avenue, New York, New York 10022, promises to pay to the order of SUSAN SCHEUER, 635 Madison Avenue, New York, New York 10022, in lawful currency of the United States of America on demand the principal sum of FIVE THOUSAND THREE HUNDRED AND EIGHTY THREE DOLLARS 90/100 ($5,383.90), with interest payable annually, at the rate of One and One-Quarter per cent (1 1/4%) over the Applicable Federal Mid-Term Rate, computed monthly.



	The undersigned hereby waives presentment, demand for payment, protest, notice of protest and/or notice of dishonor of this Note.







			/s/ Richard Kaufman

			RICHARD KAUFMAN, as Trustee for the

			Trust For The Benefit Of Samuel Henry Mellicker

			    dated 12-28-95

						Exhibit 4



P R O M I S S O R Y    N O T E





$30,463.00					July 31, 1996

						New York, New York







	FOR VALUE RECEIVED, the undersigned, Richard Kaufman, as Trustee, for the Trust For The Benefit Of Samuel Henry Mellicker dated 12-28-95, 635 Madison Avenue, New York, New York 10022, promises to pay to the order of SUSAN SCHEUER, 635 Madison Avenue, New York, New York 10022, in lawful currency of the United States of America on demand the principal sum of THIRTY THOUSAND FOUR HUNDRED AND SIXTY THREE DOLLARS 00/100 ($30,463.00), with interest payable annually, at the rate of One and One-Quarter per cent (1 1/4%) over the Applicable Federal Mid-Term Rate, computed monthly.



	The undersigned hereby waives presentment, demand for payment, protest, notice of protest and/or notice of dishonor of this Note.







			/s/ Richard Kaufman

			RICHARD KAUFMAN, as Trustee for the

			Trust For The Benefit Of Samuel Henry Mellicker

			    dated 12-28-95
						Exhibit 5





P R O M I S S O R Y    N O T E





$58,800						August 5, 1996

						New York, New York







	FOR VALUE RECEIVED, the undersigned, Wayne S. Reisner, 635 Madison Avenue, New York, New York 10022, promises to pay to the order of WALTER SCHEUER, 635 Madison Avenue, New York, New York 10022, in lawful currency of the United States of America on demand the principal sum of FIFTY EIGHT THOUSAND EIGHT HUNDRED DOLLARS ($58,800), with interest payable annually, at the rate of One and One-Quarter per cent (1 1/4%) over the Applicable Federal Mid-Term Rate, computed monthly.



	The undersigned hereby waives presentment, demand for payment, protest, notice of protest and/or notice of dishonor of this Note.







			_/s/ Wayne S. Reisner

			WAYNE S. REISNER

Signatures









		After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.









				Dated:  August 7, 1996







				/s/ Walter Scheuer

				Walter Scheuer (1)(2)



				/s/ Wayne S. Reisner

				Wayne S. Reisner (3)



				/s/ Richard Kaufman

				Richard Kaufman (4)



				/s/ Walter Scheuer

				Hopewell Partners

				by Walter Scheuer, General Partner



				/s/ Allan Miller

				Allan Miller (5 )



				/s/ Susan Kaplan

				Susan Kaplan



				/s/ Lisa Casablanca

				Lisa Casablanca







(1) Individually, and as Trustee for the following Trusts:

	Trust for the Benefit of David Scheuer dated 12-11-51

	Trust for the Benefit of David Scheuer dated 5-18-54

	Trust for the Benefit of David Scheuer dated 5-19-61



							Exhibit 1





Joint Filing Agreement





	In connection with Rule 13d-(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) with respect to the common stock, $.01 par value of ParkerVision, Inc. a Florida corporation, and that this agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.



	IN WITNESS WHEREOF, the undersigned hereby execute this Joint
Filing Agreement as of the      day of                   , 1996.





					/s/ Walter Scheuer

 					Walter Scheuer (1)(2)



				/s/ Wayne S. Reisner

					Wayne S. Reisner (3)



					/s/ Richard Kaufman

					Richard Kaufman (4)



					/s/ Walter Scheuer

					Hopewell Partners

					by Walter Scheuer, General Partner



					/s/ Allan Miller

					Allan Miller (5)



					/s/ Susan Kaplan

					Susan Kaplan



					/s/ Lisa Casablanca

					Lisa Casablanca







(1) Individually, and as Trustee for the following Trusts:

	Trust for the Benefit of David Scheuer dated 12-11-51